Exhibit 99.1

Contacts:	Investors:	Media:
	Jennifer Good	John Patteson
	845-878-8401	Kekst and Company
	(877) 736-9378	(212) 521-4800
FOR IMMEDIATE RELEASE
PENWEST REPORTS FOURTH QUARTER AND YEAR END 2009 FINANCIAL RESULTS
Posts second consecutive profitable quarter
Outlines guidance and business plan goals for 2010
Announces intent to pay special cash dividend in fourth quarter 2010
PATTERSON, NY, March 4, 2010 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the fourth quarter and full year ended December 31, 2009. Compared with the fourth quarter of 2008, fourth quarter 2009 revenues increased sharply to $7.0 million, selling, general and administrative expenses decreased by 15% and the Company had net income of $0.04 per share for the fourth quarter of 2009.
Penwest’s accomplishments in the fourth quarter of 2009 included:
•	Achieving profitability for the second consecutive quarter.
•	Initiating a Phase IIa clinical trial of A0001 in patients with Friedreich’s Ataxia. In the first quarter of 2010, the Company commenced a Phase IIa clinical trial of A0001 in patients with MELAS syndrome.
•	Signing its fourth research and development agreement with Otsuka for Penwest to develop a formulation of an Otsuka compound utilizing Penwest’s TIMERx® drug delivery technology.
•	Significantly reducing total operating expenses compared to the fourth quarter of 2008.
Penwest also announced today that, in view of the cash reserves it expects to accumulate from royalties on Opana ER, as well as the Company’s cost reduction initiatives implemented in 2008 and 2009, the Company’s Board of Directors currently intends to declare a special cash dividend in the fourth quarter of 2010. The Company expects that the special dividend would be between $0.50 and $0.75 per share in cash. Any determination to pay a dividend would be subject to Endo Pharmaceuticals Inc.’s (Endo) net sales for Opana ER during 2010 and any other events that may arise that would limit the availability of the Company’s cash resources for distribution. The Board also plans to continue to consider additional cash dividends in future years as the Company’s cash resources warrant.

Jennifer L. Good, President and Chief Executive Officer, said, “2009 was marked by significant accomplishments for Penwest. We made substantial progress in each of the three primary areas of our business including maximizing the value of Opana ER, advancing A0001 into Phase IIa patient trials, and continuing to grow our drug delivery business by signing new deals and advancing the compounds we are developing under our existing arrangements. We were able to accomplish these goals while at the same time reducing our operating expenses to strengthen the Company financially.
“As we look forward to 2010, we expect to generate increasing levels of profitability and cash, to obtain results from the two Phase IIa trials that will enable us to make a ‘go/no-go’ decision on A0001, and to further grow our drug delivery business.
“Finally, we are pleased with the Board’s intent to share the benefits of our success directly with our shareholders through the special cash dividend. We believe that this demonstrates our commitment to building and returning value to shareholders.”
Fourth Quarter 2009 Financial Results
Total revenues for the fourth quarter of 2009 were $7.0 million, compared with $5.1 million for the fourth quarter of 2008. The increase was primarily due to $5.5 million of revenue recognized in the fourth quarter of 2009 for royalties from Endo on its net sales of Opana ER, representing an increase of $1.1 million in royalties, compared to the fourth quarter of 2008, and $748,000 of increased revenues earned by Penwest under its drug delivery collaborations.
Net income for the fourth quarter of 2009 was $1.2 million, or $0.04 per share, compared with a net loss of $2.2 million, or a $0.07 loss per share, for the fourth quarter of 2008.
Selling, general and administrative (SG&A) expenses were $2.1 million for the fourth quarter of 2009, compared with $2.4 million for the fourth quarter of 2008. The decrease was primarily attributable to lower compensation expenses as a result of staff reductions implemented in the first quarter of 2009 and lower share-based compensation expenses resulting from the first quarter and fourth quarter 2009 staff reductions, which were previously announced by the Company. Partially offsetting these decreased expenses were restructuring charges recorded in the fourth quarter of 2009 totaling approximately $260,000, primarily related to severance pay in connection with the fourth quarter 2009 staff reductions.
Research and product development (R&D) expenses were $2.7 million for the fourth quarter of 2009, compared with $4.2 million for the fourth quarter of 2008. The decrease of $1.5 million reflects lower contractual payments to Edison Pharmaceuticals, Inc. (Edison). In addition, the decrease reflects that the Company did not incur significant expenses in the fourth quarter of 2009 related to development of any compounds other than A0001, and that the Company had lower compensation expenses in the fourth quarter of 2009, primarily due to increased allocations of internal R&D costs relating to its drug delivery technology collaborations to cost of revenues, and the staff reductions implemented in January 2009.
Year Ended December 31, 2009 Financial Results
Total revenues for the year ended December 31, 2009 were $23.8 million, compared with $8.5 million for the year ended December 31, 2008. The increase was due to $19.3 million of revenue recognized in 2009 for royalties from Endo on its net sales of Opana ER, representing an increase of $14.2 million, compared to 2008, and $1.4 million of increased revenues earned by Penwest under its drug delivery collaborations. These increases were partially offset by lower royalties from Mylan Pharmaceuticals Inc. (Mylan) on Mylan’s net sales of Pfizer Inc.’s 30 mg generic version of Procardia XL®.
The net loss for the year ended December 31, 2009 was $1.5 million, or $0.05 per share, compared with a net loss of $26.7 million, or $0.89 per share, for the year ended December 31, 2008.
SG&A expenses were $9.4 million for the year ended December 31, 2009, compared with $12.1 million for the year ended December 31, 2008. The decrease was attributable to several factors, including lower share-based compensation expense, largely due to credits recorded in the first and fourth quarters of 2009 and a decrease in expense due to the reduction in the number of outstanding stock options, both of which resulted from the forfeiture of stock options held by former employees, as well as lower compensation expenses primarily due to the January 2009 staff reductions. The decrease also reflects the $1.0 million reserve established in the first quarter of 2008 related to the collectability of a loan the Company made to Edison in February 2008 and a credit the Company recorded in the third quarter of 2009 related to the cash surrender value of the Company’s insurance policies. Partially offsetting these decreased expenses were $1.3 million in costs incurred related to the proxy contest in connection with the 2009 annual meeting of shareholders and the related litigation.
R&D expenses were $12.4 million for the year ended December 31, 2009, compared with $21.0 million for the year ended December 31, 2008. The decrease of $8.6 million reflects that the Company had lower contractual payments to Edison under the collaboration agreement with Edison, no significant expenses related to the development of product candidates other than A0001, and lower compensation expenses, primarily as a result of the staff reductions implemented in the first quarter of 2008 and the first quarter of 2009, and increased allocations of internal R&D costs relating to its drug delivery technology collaborations to the cost of revenues. These decreases in R&D expenses were partially offset by increased expenses for the development of A0001.
As of December 31, 2009, Penwest had $11.5 million in cash, cash equivalents and marketable securities, compared with $16.7 million as of December 31, 2008.
2010 Financial Guidance and Business Objectives
For the full year 2010, Penwest expects revenue to be in the range of $43 million to $45 million. The Company expects SG&A expense to be in the range of $6.5 million to $7.5 million, and R&D expense to be in the range of $10.5 million to $11.5 million. The Company expects to be profitable for the full year 2010. This guidance for revenues and profitability is dependent upon projections that Penwest has received from Endo for 2010 net sales of Opana ER.
Penwest’s 2010 financial guidance is aligned with the goals of the Company’s business objectives for the year, which include:

•	Working closely with Endo to maximize the value of Opana ER and sharing the benefits of these efforts with Penwest shareholders through the contemplated special cash dividend.
•	Completing both Phase IIa trials of A0001 – one in patients with Friedreich’s Ataxia and the other in patients with MELAS syndrome – and making a “go/no-go” decision on this compound.
•	Exploring potential licensing opportunities for A0001 in anticipation of the completion of the Phase IIa trials.
•	Continuing to grow the Company’s drug delivery business both by completing formulation work on compounds under development and by signing additional deals.
•	Continuing to aggressively manage the Company’s expenses to ensure its costs are appropriate given its priorities.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EST to review the Company’s financial results for the fourth quarter and year end 2009, operational developments and financial guidance for 2010.
The conference call will include remarks by Ms. Good and Mr. Frank Muscolo, Controller and Chief Accounting Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 877-675-5246
International Telephone Number: 816-650-7863
The conference ID is: 58987357
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until March 18, 2010.
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, or α-tocopherolquinone, a coenzyme Q10 analog demonstrated to improve mitochondrial function in-vitro. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the following: the timing of clinical trials, such as the Phase IIa clinical trials referenced above, and risks related to patient enrollment; risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER, risks of generic competition and risks that Opana ER will not generate the revenues anticipated; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions with respect to A0001; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
###

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
Revenues:
Royalties	$5,933	$4,807	$20,792	$6,805
Product sales	90	104	562	685
Collaborative licensing and development revenue	966	207	2,458	1,044

Total revenues	6,989	5,118	23,812	8,534
Operating expenses:
Cost of revenues	825	438	2,655	1,438
Selling, general and administrative	2,051	2,410	9,413	12,052
Research and product development	2,743	4,245	12,430	21,041

Total operating expenses	5,619	7,093	24,498	34,531

Income (loss) from operations	1,370	(1,975)	(686)	(25,997)
Investment income	1	35	15	541
Interest expense	(154)	(292)	(829)	(1,278)

Net income (loss)	$1,217	$(2,232)	$(1,500)	$(26,734)

Net income (loss) per share:
Basic	$0.04	$(0.07)	$(0.05)	$(0.89)

Diluted	$0.04	$(0.07)	$(0.05)	$(0.89)

Weighted average shares of common stock outstanding:
Basic	31,763	31,537	31,666	29,923

Diluted	31,800	31,537	31,666	29,923

Other Information

	December 31, 2009	December 31, 2008
Cash, cash equivalents and marketable securities	$11,486	$16,692